Exhibit 99.1

Orient Paper, Inc Appoints Three Independent Directors, Enhances Corporate Governance

Press Release
Source: Orient Paper, Inc.
On 10:07 am EDT, Thursday October 29, 2009

BAODING, Hebei, China, Oct. 29 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (OTC Bulletin Board: OPAI - News; "Orient Paper" or the "Company"), which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. ("HBOP"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced the appointment of Mr. Drew Bernstein, Mr. Wenbing Christopher Wang, and Ms. Zhaofang Wang to its Board of Directors as independent directors effective October 28, 2009. The Company also announced that effective October 28, 2009, Mr. Xiaodong Liu and Mr. Chen Li resigned as directors of the Company. There was no disagreement or dispute between Mr. Liu or Mr. Li and the Company which led to their resignations. Following these changes, Orient Paper's board of directors is now comprised of five directors, three of whom are independent. The Company also established Audit, Nominating, and Compensation Committees.

"We are pleased to have Mr. Bernstein, Mr. Wang and Ms. Wang join our Board as independent directors," commented Mr. Zhenyong Liu, Chairman and CEO of Orient Paper. "These members bring a wealth of knowledge and experience in the areas of accounting, corporate finance and economics as well as China's pulp and paper industry. We look forward to working with them and believe they will bring fresh insight and perspective to our Board. With these appointments, we believe we now meet the corporate governance requirements to list on a senior US stock market."

Mr. Bernstein is a co-founder and managing partner of Bernstein & Pinchuk LLP (B&P), an accounting firm headquartered in New York. Mr. Bernstein, a certified public accountant, received his BS degree from the University of Maryland Business School. He is a member of the American Institute of Certified Public Accounts (AICPA), The New York State Society of Certified Public Accounts (NYSSCPA) and The National Society of Accountants (NSA). Upon joining the Board, Mr. Bernstein will serve as the Chairman of the Audit Committee.

Mr. Wenbing Christopher Wang has been President and Director of Fushi Copperweld, Inc. ("Fushi"), a NASDAQ listed company, since January 21, 2008. Mr. Wang also served as Fushi's Chief Financial Officer from December 13, 2005 to August 31, 2009. Prior to Fushi, Mr. Wang worked for Redwood Capital, Inc., China Century Investment Corporation, Credit Suisse First Boston and VCChina in various capacities. Fluent in both English and Chinese, Mr. Wang holds an MBA in Finance and Corporate Accounting from Simon Business School of University of Rochester. Mr. Wang was named one of the top ten CFO's of 2007 in China by CFO magazine. Mr. Wang currently serves as a director of NYSE listed General Steel Holdings and NASDAQ listed China Integrated Energy, Inc. Mr. Wang will serve as the Chairman of the Board's Nominating Committee.

Ms. Wang's work experience spans over a decade. She currently works as a Director of Research and Development, China National Pulp & Paper Research Institute (CNPPRI), a national research and higher education institution in Beijing, the capital of China. She has also served as Director of the Urban Development Department, Ministry of Housing and Urban-Rural Development of the People's Republic of China (MOHURD). Ms. Wang has a Bachelor's degree in Economic Management from University Guanghua School of Management, Beijing and is a certified Senior Economist in the People's Republic of China. Ms. Wang will serve as the Chairwoman of the Board's Compensation Committee.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., controls and operates Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugated paper, offset paper, writing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. As one of the largest paper producers in Hebei Province, China, the Company is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com ..

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the availability of funds and working capital to finance its activities; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

     For more information, please contact:

     Orient Paper, Inc.
     Winston Yen, CFO
     Tel:   +1-562-818-3817 (Los Angeles)
     Email: info@orientalpapercorporation.com

     CCG Investor Relations Inc.
     Mr. Crocker Coulson, President
     Tel:   +1-646-213-1915 (New York)
     Email: crocker.coulson@ccgir.com
     Web:   http://www.ccgirasia.com